                                                                    EXHIBIT 11.1

                  COMPUTATION OF PRO FORMA EARNINGS PER SHARE

                          BA MERCHANT SERVICES, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                              PRO FORMA         PRO FORMA         PRO FORMA
                             YEAR ENDED        YEAR ENDED     NINE MONTHS ENDED
                          DECEMBER 31, 1994 DECEMBER 31, 1995 SEPTEMBER 30, 1996
                          ----------------- ----------------- ------------------
Pro Forma Net Income....       $20,930           $23,000           $20,794
Pro Forma Weighted
 Average Number of
 Shares(a)..............        51,900            51,900            51,900
                               -------           -------           -------
Pro Forma Net Income per
 Share..................       $  0.40           $  0.44           $  0.40
                               =======           =======           =======

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(a) Pro forma net income per share for all periods has been calculated as if the Offerings had been completed on January 1, 1994, and 47,352,000 shares had been outstanding in all periods presented and 4,548,000 additional shares had been issued in the Asian Acquisitions. Therefore, a total of 51,900,000 shares was outstanding in all periods presented.